Exhibit 10.2
    August 8, 2024

Tony Trunzo

Re:    Terms and Conditions of Employment

Dear Tony:
I am pleased to confirm your role as Senior Vice President, Executive Advisor, effective August 9, 2024 (the "Effective Date"), reporting directly to Jay Geldmacher, President & CEO.
This letter represents the agreement between you and Resideo regarding your continued employment following the Effective Date. For the avoidance of doubt, this Letter supersedes and replaces the offer letter dated May 22, 2020 ("2020 Offer Letter"), with the exception of any non-disclosure, non-competition, non-solicitation, or assignment of inventions provisions which shall remain in effect following the Effective Date.

COMPENSATION
Base Salary: Your annual base salary remains unchanged at $669,900.
Annual Incentive Compensation: Your target incentive compensation opportunity remains 100% of your base salary earnings during the year.
Annual Long-term Incentive Compensation: You will no longer be eligible for annual long-term incentive compensation grants.

OTHER EXECUTIVE BENEFITS
•Excess Liability Insurance: Resideo will continue to pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.
•Executive Physical: You will remain eligible for the annual executive physical program.

NON-COMPETITION AND IP AGREEMENTS
As a condition of the additional severance benefits described below, you are required to execute, in the form attached hereto, Resideo’s Technologies, Inc. Noncompete Agreement for Senior Executives (“Noncompete Agreement”) and the Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information (the "IP Agreement"). The Noncompete Agreement is attached as Exhibit A and the IP Agreement is attached as Exhibit B.
resideo.com
Scottsdale, Arizona | Austin, Texas | Golden Valley, MN | Melville, NY

ADDITIONAL SEVERANCE BENEFITS
Executive Severance: You will be eligible for severance under the Severance Pay Plan for Designated Executive Employees of Resideo Technologies, Inc. (the “Executive Severance Plan”).  In the event you are involuntarily terminated other than for “cause” (as that term is defined in the Executive Severance Plan) within 12 months of the Effective Date, and so long as you remain in compliance with the terms of the IP Agreement and the Noncompete Agreement, you shall be eligible for eighteen (18) months of salary continuation (instead of, and not in addition to, the 9 months of salary continuation provided for in the Executive Severance Plan). Thereafter, you will be subject to the standard terms of the Executive Severance Plan.
ACCEPTANCE OF TERMS
Please indicate your acceptance of these terms by electronically signing this letter, the IP Agreement and the Noncompete Agreement via Docusign. By accepting these terms, you specifically agree that this role change does not constitute "good reason" as defined in your 2020 Offer Letter, and you acknowledge that such "good reason" trigger is no longer applicable as of the Effective Date.

If you have any questions or need further information, please contact Steve Kelly.

Steve Kelly
EVP, Chief Human Resources Officer

Read and Accepted:
/s/ Tony Trunzo                            8/8/2024
____________________________________            _________________
TONY TRUNZO                            Date

All businesses experience changing conditions.  Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Resideo will be on an "at will" basis.  This means that there is no guarantee of employment for any specific period, and either you or Resideo may terminate your employment at any time.
The descriptions of benefits and perquisites described in this offer letter are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.
resideo.com
Scottsdale, Arizona | Austin, Texas | Golden Valley, MN | Melville, NY